Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Gregg Waldon
Chief Financial Officer
gregg.waldon@softbrands.com
612-851-1805
Susan Eich
Vice President, Corporate Communications
susan.eich@softbrands.com
612-851-6205
SOFTBRANDS ANNOUNCES FOURTH QUARTER AND FULL YEAR
FISCAL 2008 RESULTS
MINNEAPOLIS, Minn. — Dec. 4, 2008 — SoftBrands, Inc. (NYSE Alternext: SBN), a global supplier of enterprise application software, today announced its financial results for the fourth quarter and full year fiscal 2008, ended Sept. 30, 2008.
Revenues for fourth quarter fiscal 2008 increased 8.9 percent to $25.4 million, compared with $23.3 million in the prior year fourth quarter. License revenue was 16.0% of total revenues in the current quarter, compared with 19.4% in fourth quarter fiscal 2007. Maintenance revenue was 56.1% of total revenues in the current quarter, compared with 57.2% of revenues in fourth quarter fiscal 2007. Professional services revenue was 22.7% of total revenues in the quarter, compared with 19.8% in the prior year quarter.
SoftBrands reported operating income of $2.6 million in the fourth quarter of fiscal 2008, an increase of 3.5 percent compared with operating income of $2.5 million in the fiscal 2007 fourth quarter. The company reported net income available to common shareholders of $0.8 million, or $0.02 per diluted share, compared with net income available to common shareholders of $1.8 million, or $0.04 per diluted share, for fourth quarter fiscal 2007.
“SoftBrands performed well in the fourth quarter, given current economic conditions,” said Randy Tofteland, SoftBrands’ president and chief executive officer. “We have taken more aggressive steps to manage our cost structure as a result of the weak economic outlook. Our goal in fiscal 2009 is to improve our profitability even in the face of a challenging economic environment.”

SoftBrands today announced that Ralf Suerken, senior vice president and general manager, manufacturing, has resigned his position effective immediately. The company has appointed Diane Palmquist, currently vice president of SAP Products for SoftBrands, to lead its SAP Business. Terry Peterson, vice president of the base manufacturing business, will continue in his current role. Both Palmquist and Peterson will report to Randy Tofteland. “I want to thank Ralf for all he has done for SoftBrands. I look forward to working closely with Diane and Terry to ensure we have the right leadership and strategies in place for this business going forward,” said Tofteland.
Highlights of the fourth quarter and other recent developments include:
•       As previously announced, SoftBrands signed an agreement with the U.S. Air Force Services to provide SoftBrands enterprise solutions for its 95 on-base transient lodging operations located in the United States and 12 foreign countries. The contract, which has a total value over its eight-year term of more than $27 million, includes the Epitome.net property management system, fully integrated central reservations, business intelligence, various interfaces, and related services and support. The project will begin implementation in December 2008.
•       As previously announced, SoftBrands signed an extension of its existing contract with the U.S. Navy Commander Navy Installations Command to continue the implementation and support of its integrated enterprise solution at Navy Gateway Inns & Suites. The value of the extension is approximately $4.5 million.
In the company’s manufacturing business, fourth quarter fiscal 2008 revenues were $12.6 million, compared with $12.5 million in fourth quarter fiscal 2007. Fourth quarter fiscal 2008 operating income in manufacturing was $3.6 million, compared with $2.7 million in the prior year’s fourth quarter.
“Our manufacturing business more than doubled its operating income year over year, improved margins in consulting and continued to grow the SAP business in fiscal 2008,” said Tofteland. “In addition we posted good license revenue growth in the quarter and delivered maintenance revenues essentially even with the prior year’s fourth quarter.”
In the company’s hospitality business, fourth quarter fiscal 2008 revenues were $12.9 million, compared with $10.8 million in the prior year’s fourth quarter. In fourth quarter fiscal 2008 SoftBrands’ hospitality business posted an operating loss of $(1.0) million, compared with an operating loss of $(0.2) million in the prior year’s fourth quarter.
“Our hospitality business delivered double-digit revenue growth in fiscal 2008. Our goal in fiscal 2009 is to continue the pace of revenue growth but dramatically improve profitability,” said Tofteland. “We are very pleased to be partnering with the Air Force to meet their lodging needs and to continue to serve the needs of the military and government markets, which are a key market segment for SoftBrands.”
From a geographic perspective, 63% of revenues were generated in the Americas in the quarter; 21% in the EMEA region; and 16% in the Asia Pacific region. This compares to a respective mix of 62%, 24% and 14% in the prior year’s quarter.

Full Year Results
SoftBrands revenues for fiscal 2008 were $98.7 million, an increase of 5.7 percent compared with $93.4 million in fiscal 2007. SoftBrands reported operating income of $4.4 million for fiscal 2008, compared with operating income of $0.7 million for fiscal 2007. The company reported a net loss available to common shareholders in fiscal 2008 of $(0.5) million, or $(0.01) per diluted share, compared with a loss of $(3.7) million, or $(0.09) per diluted share in fiscal 2007.
Cash and Liquidity
As of Sept. 30, 2008, SoftBrands had $11.9 million in cash and cash equivalents, essentially even with $12.0 million at the end of the previous quarter. SoftBrands’ total current assets, which include accounts receivable, decreased to $38.4 million from $41.6 million at the end of the previous quarter. Deferred revenue was $21.5 million at the end of the fourth quarter, a decrease from $26.6 million at the end of the previous quarter.
Conference Call
SoftBrands will hold its fourth quarter earnings conference call at 5:00 pm Eastern Time today, Dec. 4, 2008. Interested parties may listen to the call by dialing 800-329-9097 or international 617-614-4929 (passcode: 78004714) A live webcast will also be available at SoftBrands’ website at http://www.softbrands.com. A replay will be available approximately one hour after the conference call concludes and will remain available through Dec. 11, 2008. The replay number is 888-286-8010 and international 617-801-6888 (passcode: 32733010). The webcast will be archived on SoftBrands’ website for approximately one year.
Forward-Looking Statements
All statements other than historical facts included in this release regarding future operations are subject to the risks inherent in predictions and “forward-looking statements.” These statements are based on the beliefs and assumptions of management of SoftBrands and on information currently available to us. Nevertheless, these forward-looking statements should not be construed as guarantees of future performance. They involve risks, uncertainties, and assumptions identified in filings by SoftBrands with the SEC, including, but not limited to, the following:
•	Changes in the economy, natural disasters, disease or other events that affect the manufacturing and hospitality segments or the geographies we serve;

•	Our increasing dependence upon our relationship with SAP;

•	Our ability to continue to satisfy covenants with our lender;

•	Our ability to timely complete and introduce, and the market acceptance of our new products;

•	Our ability to properly document our sales consistent with the manner in which we recognize revenue;

•	Our ability to manage international operations;

•	Our ability to maintain and expand our base of clients on software maintenance programs; and

•	The effects of and our ability to rapidly adapt to changes in standards for operating systems, databases and other technologies.

About SoftBrands
SoftBrands, Inc. is a leader in providing software solutions for businesses in the manufacturing and hospitality industries worldwide. The company has established a global infrastructure for distribution, development and support of enterprise software, and has approximately 5,000 customers in more than 100 countries actively using its manufacturing and hospitality products. SoftBrands, which has approximately 775 employees, is headquartered in Minneapolis, Minn., with branch offices in Europe, India, Asia, Australia and Africa. Additional information can be found at http://www.softbrands.com.
Tables Follow

SoftBrands, Inc.
Consolidated Balance Sheets

	September 30,	September 30,
(In thousands, except share and per share data)	2008	2007
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$11,948	$8,682
Accounts receivable, net	21,665	15,683
Prepaid expenses and other current assets	4,791	4,474

Total current assets	38,404	28,839
Furniture, fixtures and equipment, net	2,095	2,602
Goodwill	35,591	37,271
Intangible assets, net	4,346	7,433
Other long-term assets	425	439

Total assets	$80,861	$76,584

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term obligations	$3,407	$3,510
Revolving loan	7,782	1,585
Accounts payable	5,194	4,554
Accrued expenses	7,474	8,329
Accrued restructuring costs	178	423
Deferred revenue	21,500	21,015
Other current liabilities	2,642	2,354

Total current liabilities	48,177	41,770
Long-term obligations	12,667	16,082
Other long-term liabilities	487	832

Total liabilities	61,331	58,684

Commitments and contingencies
Stockholders’ equity:
Series A and undesignated preferred stock, $.01 par value; 10,647,973 shares authorized; no shares issued or outstanding	—	—
Series B convertible preferred stock, $.01 par value; 4,331,540 shares authorized, issued and outstanding; liquidation value of $4,591	5,068	5,068
Series C-1 convertible preferred stock, $.01 par value; 18,000 shares authorized, issued and outstanding; liquidation value of $18,000 plus unpaid dividends of $368	18,000	18,000
Series D convertible preferred stock, $.01 par value; 6,673 shares authorized, 6,000 shares issued and outstanding; liquidation value of $6,000 plus unpaid dividends of $123	5,051	5,051
Common stock, $.01 par value; 110,000,000 shares authorized; 41,931,386 and 41,391,043 shares issued and outstanding, respectively	419	414
Additional paid-in capital	174,348	174,009
Accumulated other comprehensive loss	(939)	(811)
Accumulated deficit	(182,417)	(183,831)

Total stockholders’ equity	19,530	17,900

Total liabilities and stockholders’ equity	$80,861	$76,584

SoftBrands, Inc.
Consolidated Statements of Operations

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
(In thousands, except per share data)	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Software licenses	$4,074	$4,526	$15,361	$17,133
Maintenance and support	14,253	13,347	55,690	55,017
Professional services	5,770	4,614	22,564	18,030
Third-party software and hardware	1,328	852	5,077	3,200

Total revenues	25,425	23,339	98,692	93,380

Cost of revenues:
Software licenses	801	(21)	2,478	2,112
Maintenance and support	3,781	3,377	15,844	15,534
Professional services	4,446	3,733	16,660	16,318
Third-party software and hardware	1,268	807	4,720	2,720

Total cost of revenues	10,296	7,896	39,702	36,684

Gross profit	15,129	15,443	58,990	56,696

Operating expenses:
Selling and marketing	4,227	4,859	18,725	20,175
Research and product development	4,511	3,160	16,661	13,734
General and administrative	3,857	4,835	19,294	20,343
Restructuring related charges	(68)	75	(43)	1,705

Total operating expenses	12,527	12,929	54,637	55,957

Operating income	2,602	2,514	4,353	739

Interest expense	(385)	(535)	(1,676)	(1,971)
Other income (expense), net	86	69	779	(89)

Income (loss) before provision for (benefit from) income taxes	2,303	2,048	3,456	(1,321)

Provision for (benefit from) income taxes	1,029	(198)	2,042	388

Net income (loss)	1,274	2,246	1,414	(1,709)

Preferred stock dividends	(491)	(482)	(1,952)	(1,949)

Net income (loss) available to common shareholders	$783	$1,764	$(538)	$(3,658)

Weighted-average common shares outstanding:
Basic	46,240	45,688	41,758	41,221

Diluted	46,369	52,786	41,758	41,221

Earnings (loss) per common share:
Basic and diluted	$0.02	$0.04	$(0.01)	$(0.09)

SoftBrands, Inc.
Supplemental Financial Information
(Unaudited, in thousands)
Revenues and Operating Income (Loss)

	Three Months Ended September 30,
	2008		2007		% Change
		Operating		Operating		Operating
		Income		Income		Income
	Revenues	(Loss)	Revenues	(Loss)	Revenues	(Loss)
Manufacturing	$12,552	$3,612	$12,533	$2,702	0.2%	33.7%
Hospitality	12,873	(1,010)	10,806	(188)	19.1%	-437.2%

Total	$25,425	$2,602	$23,339	$2,514	8.9%	3.5%

	Fiscal Year Ended September 30,
	2008		2007		% Change
		Operating		Operating		Operating
		Income		Income		Income
	Revenues	(Loss)	Revenues	(Loss)	Revenues	(Loss)
Manufacturing	$49,491	$10,318	$50,346	$5,155	-1.7%	100.2%
Hospitality	49,201	(5,965)	43,034	(4,416)	14.3%	-35.1%

Total	$98,692	$4,353	$93,380	$739	5.7%	489.0%

Revenues by Segment and Type

	Three Months Ended September 30,
	2008			2007
	Manufacturing	Hospitality	Total	Manufacturing	Hospitality	Total
Software licenses	$1,701	$2,373	$4,074	$1,496	$3,030	$4,526
Maintenance and support	8,037	6,216	14,253	8,105	5,242	13,347
Professional services	2,611	3,159	5,770	2,666	1,948	4,614
Third-party software and hardware	203	1,125	1,328	266	586	852

Total	$12,552	$12,873	$25,425	$12,533	$10,806	$23,339

	Fiscal Year Ended September 30,
	2008			2007
	Manufacturing	Hospitality	Total	Manufacturing	Hospitality	Total
Software licenses	$5,778	$9,583	$15,361	$5,964	$11,169	$17,133
Maintenance and support	31,823	23,867	55,690	32,584	22,433	55,017
Professional services	11,199	11,365	22,564	10,942	7,088	18,030
Third-party software and hardware	691	4,386	5,077	856	2,344	3,200

Total	$49,491	$49,201	$98,692	$50,346	$43,034	$93,380

SoftBrands, Inc.
Supplemental Financial Information
(Unaudited, in thousands)
Revenues by Segment and Geography

	Three Months Ended September 30,
	2008			2007
	Manufacturing	Hospitality	Total	Manufacturing	Hospitality	Total
Americas	$7,440	$8,537	$15,977	$7,309	$7,281	$14,590
Europe, Middle East and Africa	3,574	1,718	5,292	3,583	1,951	5,534
Asia Pacific	1,538	2,618	4,156	1,641	1,574	3,215

Total	$12,552	$12,873	$25,425	$12,533	$10,806	$23,339

	Fiscal Year Ended September 30,
	2008			2007
	Manufacturing	Hospitality	Total	Manufacturing	Hospitality	Total
Americas	$29,770	$32,043	$61,813	$29,285	$26,291	$55,576
Europe, Middle East and Africa	13,478	8,155	21,633	14,243	9,051	23,294
Asia Pacific	6,243	9,003	15,246	6,818	7,692	14,510

Total	$49,491	$49,201	$98,692	$50,346	$43,034	$93,380